Exhibit 99.1

River Valley Bancorp
Announces Results For the Year Ended December 31, 2015
and Merger Approval

For Immediate Release
Friday, February 5, 2016

Madison, Indiana – February 5, 2016– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced unaudited earnings for the fourth quarter and fiscal year ended December 31, 2015.

For the year ended December 31, 2015, the Corporation reported net income of $5,531,000 or $2.20 per basic share. This is the highest dollar value recorded in the Corporation’s history and represents a 15.52% improvement from the net income of $4,788,000 or $2.21 per basic share reported for the year ended December 31, 2014.

Other financial highlights for the fiscal year ended December 31, 2015 include:

•	The signing of a definitive agreement to merge the Corporation with German American Bancorp, Inc., headquartered in Jasper, Indiana.
•
Assets grew from $509.5 million as of December 31, 2014 to $518.9 million as of December 31, 2015. That growth was in addition to the repayment of an additional $4.0 million in borrowings and advances.

•	Deposits grew to $406.4 million as of December 31, 2015 from $397.1 million as of December 31, 2014.
•
Classified assets, defined as substandard assets (primarily loans or investments) and real estate owned, showed a 23.6% improvement, period to period. Total classified assets dropped from $16.1 million as of December 31, 2014 to $12.3 million on December 31, 2015.

•	The provision for loan losses decreased by $144,000 for the fiscal year, or nearly 32%, also indicative of improvements in the loan portfolio.
•	Losses associated with holding and disposing of premises and real estate owned decreased by $245,000 for the like periods.

“We are extremely pleased to announce historic performance in the year of our 140th anniversary as a financial institution. Likewise, it has been our pleasure in 2015 to announce our partnering with another outstanding community bank,” states Matthew P. Forrester, President of the Corporation. “We believe that all of our constituents were the beneficiaries of extraordinary events in 2015 that will only continue to contribute to future successes as part of a larger top performing organization.”

In comparing like year periods, the Corporation recorded higher net interest income on higher average asset balances. Net interest income increased by $713,000 in 2015 over that recorded for 2014. As stated previously, that increase was coupled with a decrease in provision for loan losses of $144,000 as compared to the same period in 2014, and a $130,000 increase in other operating income for the like periods. Those results were partially offset by a $622,000 increase in operating expenses associated with general and administrative increases and expenses associated with the announced merger.

In comparing like year periods, the Corporation’s total assets increased to $518.9 million as of December 31, 2015 as compared to $509.5 million a year earlier. Net loans, including loans held for sale, were $332.5 million as of December 31, 2015, nearly identical to the balances recorded as of December 31, 2014 of $332.4 million. As of December 31, 2015, deposits totaled $406.4 million, a modest increase from the $397.1 million reported as of December 31, 2014.

Return on average assets for the fiscal year ended December 31, 2015 was 1.07% as compared to 0.96% in 2014. Return on average equity for 2015 was 10.05% compared to 10.30% recorded in 2014.

For the three-month period ended December 31, 2015, the Corporation recorded net income of $1.24 million, or $0.49 per basic share, a decrease from the $1.46 million, or $0.55 per basic share recorded for the three-month period ended December 31, 2014. The primary variances for the fourth quarter 2015 compared to the same quarter in 2014 were slightly smaller margins, lower provision for loan losses, and lower income tax provisions, but accompanied by higher operating expenses associated with the anticipated merger.

The return on average assets for fourth quarter 2015 was 0.94%. The return on average equity was 8.75%. For fourth quarter 2014, those numbers were 1.14% and 10.36%, respectively.

As of December 31, 2015, total delinquency, defined as loans delinquent 30 days or more, stood at 1.75% of total loans. This percentage as of December 31, 2014 was 2.14%. Non-performing loans, defined as all loans greater than 90 days delinquent (whether accruing or non-accrual) and performing troubled loans restructured, as a percentage of total loans was 2.08% as of December 31, 2015 and was 3.96% as of December 31, 2014.

The allowance for loan losses (ALL) totaled $2.8 million as of December 31, 2015 or 0.84% expressed as a percentage of total outstanding loans. This amount does not include amounts recognized as “fair market” adjustments on the loan portfolio acquired in 2012 from Dupont State Bank. These loans had a separate and identified “mark” at the time of closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on December 31, 2014 was $4.0 million or 1.19% of total outstanding loans.

Stockholder’s equity as of December 31, 2015 was $56.4 million and compares to $52.7 million as of December 31, 2014. Book value of the Corporation was $22.43 as of December 31, 2015, compared to a net book value of $20.98 at December 31, 2014. As of December 31, 2015, the Corporation and River Valley Financial Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.

As previously announced, on January 26, 2016, the Corporation’s shareholders approved the Agreement and Plan of Reorganization among the Corporation, River Valley Financial Bank (the “Bank”), German American Bancorp, Inc. (“GAB”) and German American Bancorp, dated October 26, 2015, pursuant to which the Corporation will be merged with and into GAB (the “Holding Company Merger”) and the Bank will be merged with and into German American Bancorp (the “Bank Merger”). On February 1, 2016, the Board of Governors of the Federal Reserve System (“FRB”) notified GAB that no application with respect to the Holding Company Merger is required with the FRB. Prior to that date, GAB had received regulatory approval of the Bank Merger from both the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions. Accordingly, all required regulatory approvals and waivers with respect to the Holding Company Merger and the Bank Merger have now been received, and the Corporation anticipates closing the transactions on March 1, 2016, subject to customary closing conditions.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended 12-31-2015	3 Months Ended 12-31-2014	12 Months Ended 12-31-2015	12 Months Ended 12-31-2014

Assets			$518,946	$509,475
Net loans, including loans for sale (net of ALL)			332,489	331,995
Allowance for loan losses (ALL)			2,820	4,005
Deposits			406,411	397,083
Borrowings			50,967	54,872
Stockholders’ equity			56,385	52,742
Total interest income	$4,983	$5,163	20,275	19,672
Noninterest income	1,210	1,219	4,692	4,562
Gain (loss) on premises and real estate held for sale	(37)	(9)	(94)	(339)
Interest expense	820	839	3,328	3,438
Net interest income	4,163	4,324	16,947	16,234
Noninterest expense	3,702	3,454	14,401	13,779
Provision for loan losses	5	99	302	446
Taxes	387	518	1,311	1,444
Net income	1,242	1,463	5,531	4,788

ROAA	0.94%	1.14%	1.07%	0.96%
ROAE	8.75%	10.36%	10.05%	10.30%
Basic earnings per share	$0.49	$0.55	$2.20	$2.21
Diluted earnings per share	$0.49	$0.55	$2.20	$2.20
Book value per share			22.43	20.98
Tangible book value per share			22.25	20.77

Disclosure Regarding Non-GAAP Financial Measures
Certain information set forth in this press release refers to a financial measure determined by methods other than in accordance with GAAP. Specifically, we have included a non-GAAP financial measure of the tangible book value per common share. The Corporation believes that this non-GAAP financial measure is helpful to investors and provides a greater understanding of our business, although this measure is not necessarily comparable to similar measures that may be presented by other companies and it should not be considered in isolation or as a substitute for the related GAAP measure.
The information below provides a reconciliation of the non-GAAP measure to the comparable GAAP measure.

	At or For the Twelve Months Ended December 31,
	2015	2014
	(In Thousands, Except Share Data)

Total stockholders’ equity	$56,385	$52,742
Less:
Preferred equity	-	-
Goodwill and intangible assets (not including deferred tax assets)	467	534
Tangible common equity	$55,918	$52,208

Common shares outstanding at period end	2,513,696	2,513,696

Book value per common share	$22.43	$20.98
Effect of intangible assets	(0.18)	(0.21)
Tangible book value per common share	$22.25	$20.77

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949